EXHIBIT 99.1

Press Release

Las Vegas Sands Corp. Bolsters Asia Management Team

Las Vegas, Nevada (February 2, 2009) – Las Vegas Sands Corp. (NYSE: LVS) announced today that the company has added two new senior executives to its management team in Asia. The company said the additions will deepen its team as it continues to focus on the operations of its multiple properties in Macao and as it prepares for the projected late 2009 opening of the Marina Bay Sands in Singapore.

The company announced it has named Leonard DeAngelo senior vice president of Asia operations. Mr. DeAngelo is a seasoned gaming executive who most recently served as executive vice president of operations for Penn National Gaming, where he was responsible for the management of 17 racing and gaming facilities throughout the United States. Mr. DeAngelo will initially focus his efforts on further streamlining the company’s operations in Macao and implementing additional operating efficiencies at the company’s properties there. He will have responsibility for all gaming and hotel operations in Asia as well as the company’s sales and marketing functions in the region.

In addition to his recent role at Penn National Gaming, Mr. DeAngelo has previously served as president of both the Hilton Casino Beach Resort and the Sands Hotel and Casino in Atlantic City and as senior vice president of marketing at Sun International.

The company also announced it has appointed Nigel Roberts as president of its Marina Bay Sands integrated resort in Singapore. In this capacity Mr. Roberts will be responsible for preparing the luxury property for its opening and subsequently overseeing its various operational functions.

Mr. Roberts has more than 35 years of experience in the hospitality industry in Asia, Europe, the Caribbean, and Australia. He has held general management and senior operational roles with some of the world’s most exclusive hospitality companies, including Cunard, Mandarin Oriental Hotel Group and Starwood Hotels & Resorts. Most recently he served as senior vice president of operations for The Langham Hotels and Resorts, where he was responsible for increasing profitability and maintaining the luxury hotelier’s high operating and quality standards.

“We remain tightly focused on implementing our global operating and development plans and the addition of Lenny and Nigel to our executive team in Asia will add depth to our team as we execute those plans,” said LVS Chairman and Chief Executive Officer Sheldon G. Adelson. “Our fundamental business strategy has not changed and we look forward to both welcoming the Marina Bay Sands in Singapore to our family of world-class integrated resorts and continuing our efforts to assist Macao in its transformation from a regional gaming location into an international multi-day stay destination that will diversify its economy and provide a multitude of job opportunities and career paths for the people of Macao.”

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Statements in this press release, which are not historical facts, are "forward looking" statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission.

ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. (NYSE: LVS) is the leading international developer of multi-use integrated resorts.

The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino, The Palazzo Resort-Hotel-Casino, and the Sands Expo and Convention Center in Las Vegas and The Venetian Macao Resort-Hotel and the Sands Macao in the People’s Republic of China (PRC) Special Administrative Region of Macao. The company also owns the Four Seasons Hotel Macao and is constructing two additional integrated resorts: Sands Casino Resort Bethlehem™ in Eastern Pennsylvania; and Marina Bay Sands™ in Singapore.

LVS is also creating the Cotai Strip®, a master-planned development of resort-casino properties in Macao. At completion, the Cotai Strip will feature approximately 21,000 rooms from world-renowned hotel brands such as St. Regis, Sheraton, Shangri-La, Traders, Hilton, Conrad, Fairmont, Raffles, Holiday Inn, and InterContinental.

Contacts:

Investment Community: Scott Henry (702) 733-5502

Media: Ron Reese (702) 414-3607

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